Exhibit 4.01

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP FUNDING INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1 CUSIP: 17308C 53 6 ISIN: US17308C5360	INITIAL PRINCIPAL AMOUNT REPRESENTED $28,000,000 representing 2,800,000 ELKS ($10 per ELKS)

CITIGROUP FUNDING INC.

18.25% per Annum Equity LinKed Securities (ELKS®) Based Upon American Depositary

Receipts Representing the Ordinary Shares of Tenaris S.A. Due October 27, 2006

Citigroup Funding Inc., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to October 27, 2006 (the “Stated Maturity Date”), hereby promises to pay to CEDE & CO., or its registered assigns, the Maturity Payment (as defined below), on the Stated Maturity Date. This Note will pay one semi-annual coupon payment, is not subject to any sinking fund, is not subject to redemption at the option of the holder thereof prior to the Stated Maturity Date, and is not subject to the defeasance provisions of the Indenture. The payments due on this note are fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”).

Payment of the Maturity Payment with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts or, if applicable, in American Depositary Receipts (“ADRs”) representing the Ordinary Shares of Tenaris S.A. (“Tenaris ADRs”).

This Note is one of the series of 18.25% per Annum Equity LinKed Securities Based Upon American Depositary Receipts Representing the Ordinary Shares of Tenaris S.A. Due October 27, 2006 (the “ELKS”).

COUPON

A coupon of $0.9125 per ELKS will be paid in cash on October 27, 2006. The coupon will be composed of $0.2543 of interest and $0.6582 of an option premium. Coupon payment will be payable to the persons in whose names the ELKS are registered at the close of business on the third Business Day preceding the Coupon Payment Date. If the Coupon Payment Date falls on a day that is not a Business Day, the coupon payment to be made on the Coupon Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on the Coupon Payment Date, and no additional interest will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The interest portion of the coupon will represent interest accruing at a rate of 5.086% per annum from April 27, 2006 until the Stated Maturity Date. The interest portion of the coupon will be computed on the basis of a 360-day year of twelve 30-day months.

PAYMENT AT MATURITY

On the Stated Maturity Date, holders of the ELKS will receive for each ELKS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

The Maturity Payment for each ELKS will equal either:

•	a number of Tenaris ADRs equal to the Exchange Ratio, if the Trading Price of Tenaris ADRs on any Trading Day after April 24, 2006 up to and including the third Trading Day before the Stated Maturity Date (whether intra-day or at the close of trading on any day) is less than or equal to $193.05 (approximately 80% of the Initial ADR Price), which price will be referred to as the “Downside Trigger Price,” or

•	$10 in cash.

In lieu of any fractional Tenaris ADRs otherwise payable in respect of any ELKS, at the Stated Maturity Date, the holder of this Note will receive an amount in cash equal to the value of such fractional ADRs. The number of full Tenaris ADRs, and any cash in lieu of a fractional ADR, to be delivered at the Stated Maturity Date to the holder of this Note will be calculated based on the aggregate number of ELKS held by such holder.

The “Initial ADR Price” equals $241.31, the price per Tenaris ADR at the market close on April 24, 2006.

The “Exchange Ratio” equals 0.04144.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) Tenaris ADRs or Tenaris ordinary shares (or any other security for which a Trading Price or Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to Tenaris ADRs or Tenaris ordinary shares (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or (in the case of a security traded on one or more non-U.S. securities exchanges or markets) on the principal non-U.S. securities exchange or market for such security.

The “Trading Price” of Tenaris ADRs (or any other security for which a Trading Price must be determined) on any date of determination will be (1) if the ADRs are listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the ADRs are listed or admitted to trading, (2) if the ADRs are not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the ADRs are listed or admitted to trading on such exchange), and the ADRs are quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the ADRs are not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the ADRs are quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the trading price of Tenaris ADRs cannot be determined by the methods described in (1), (2) or (3) above, then the Trading Price will be any reported sale price of the principal trading session of Tenaris ordinary shares on that date on the principal non-U.S. securities exchange or market on which the security is traded, as determined by the calculation agent, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine, provided, however, that the Trading Price will be determined as described in this paragraph and with regard to the number of Tenaris ordinary shares represented by each Tenaris ADR at the time the determination of the Trading Price is made, provided further that, if the Trading Price of any other security for which a Trading Price must be determined cannot be determined by the methods described in (1), (2) or (3) above and if the security for which a trading price must be determined is traded on one or more non-U.S. securities exchanges or markets, then the Trading Price of such security will be any reported sale price of the principal trading session on that date on the principal non-U.S. securities exchange or market on which the security is traded, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the third Trading Day prior to the Stated Maturity Date. If no sale price is available pursuant to clauses (1), (2) or (3) above or the provisos above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the ADRs obtained from as many dealers in such ADRs (which may include Citigroup Global Markets Inc. or any of the Company’s other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If the Tenaris ADR program is terminated, the Trading Price will be calculated by substituting Tenaris ordinary shares for the ADRs and using the determination method described in the proviso above. Upon the occurrence of certain events described under “Dilution Adjustments” below, the Trading Price will be calculated by substituting the relevant security for the ADRs. In the event that the Tenaris ADR program is terminated or the Trading Price is otherwise calculated by substituting Tenaris ordinary shares for the ADRs, if the Trading Price of Tenaris ADRs or the trading price of Tenaris ordinary shares multiplied by the number of Tenaris ordinary shares represented by each Tenaris ADR immediately prior to the termination of the Tenaris ADR program, at any time after April 24, 2006 up to and including the third Trading Day before the Stated Maturity Date is less than or equal to the Downside Trigger Price, at the Stated Maturity Date, you will receive an amount in cash equal to the Trading Price of Tenaris ordinary shares on the third Trading Day before the Stated Maturity Date multiplied by the number of Tenaris ordinary shares represented by each Tenaris ADR immediately prior to the termination of the Tenaris ADR program determined as described in this paragraph, multiplied by the Exchange Ratio.

DILUTION ADJUSTMENTS

If Tenaris S.A., after April 24, 2006,

(1)	pays a share dividend or makes a distribution with respect to its ordinary shares in such shares,

(2)	subdivides or splits the outstanding ordinary shares into a greater number of shares,

(3)	combines the outstanding ordinary shares into a smaller number of shares, or

(4)	issues by reclassification of its ordinary shares any other ordinary shares of Tenaris S.A.,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of ordinary shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of other ordinary shares of Tenaris S.A., and the denominator of which will be the number of ordinary shares outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no ordinary share is outstanding, the Exchange Ratio will be determined by reference to the other shares of Tenaris S.A. issued in the reclassification. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If Tenaris S.A., after April 24, 2006, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its ordinary shares entitling them to subscribe for or purchase its ordinary shares at a price per ordinary share less than the Then-Current Market Price of the ordinary shares, other than rights to purchase ordinary shares pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of ordinary shares outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional ordinary shares offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of ordinary shares outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional ordinary shares which the aggregate offering price of the total number of ordinary shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the ordinary shares, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the ordinary shares offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of ordinary shares actually delivered. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If Tenaris S.A., after April 24, 2006, declares or pays a dividend or makes a distribution to all holders of the ordinary shares of any class of its capital shares, the capital shares of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its ordinary shares, in the form of Marketable Securities, of capital shares of one or more of its subsidiaries, or issues to all holders of its ordinary shares rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one ordinary share, and the denominator of which will be the Then-Current Market Price of one ordinary share, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one ordinary share. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below. If any capital shares declared or paid as a dividend or otherwise distributed or issued to all holders of ordinary shares consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Trading Price of such capital shares. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of the Tenaris ADRs on any Trading Day thereafter up to and including the third Trading Day before the Stated Maturity Date will be deemed to be equal to the fair market value of the capital shares, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or issued applicable to one Tenaris ADR and, if the Trading Price of Tenaris ADRs on any Trading Day thereafter, up to and including the third Trading Day before the Stated Maturity Date, is less than or equal to the Downside Trigger Price, each holder of the ELKS will have the right to receive at the Stated Maturity Date cash in an amount per ELKS equal to the Exchange Ratio multiplied by such fair market value.

If Tenaris S.A., after April 24, 2006, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional ordinary shares and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its ordinary shares, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the ordinary shares, and the denominator of which will be the Then-Current Market Price of the ordinary shares on the record date less the amount of the distribution applicable to one ordinary share which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of ordinary shares outstanding on the record date. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is any cash dividend in respect of Tenaris ordinary shares, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the ordinary shares in excess of 10%.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) of all other consideration paid by

Tenaris S.A. with respect to one ordinary share acquired in a tender offer or exchange offer by Tenaris S.A., over (y) the Then-Current Market Price of the ordinary share.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of Tenaris ADRs on any Trading Day thereafter up to and including the third Trading Day before the Stated Maturity Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or applied to the acquisition of the ordinary shares in the tender offer or exchange offer applicable to one Tenaris ADR and, if the Trading Price of Tenaris ADRs on any Trading Day thereafter, up to and including the third Trading Day before the Stated Maturity Date, is less than or equal to the Downside Trigger Price, each holder of the ELKS will have the right to receive at the Stated Maturity Date cash in an amount per ELKS equal to the Exchange Ratio multiplied by such sum.

If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial ADR Price and the Downside Trigger Price. The required adjustment will be made by dividing the Initial ADR Price and the Downside Trigger Price by the relevant dilution adjustment.

If Tenaris S.A., after April 24, 2006, issues or makes a distribution to all holders of its ordinary shares of the capital shares of one or more of its subsidiaries, in each case in the form of Marketable Securities, and if the Trading Price of Tenaris ADRs on any Trading Day after April 24, 2006 up to and including the third Trading Day before the Stated Maturity Date (whether intra-day or at the close of trading on any day) is less than or equal to the Downside Trigger Price, then, in each of these cases, each holder of the ELKS will receive at the Stated Maturity Date for each ELKS a combination of Tenaris ADRs equal to the Exchange Ratio and a number of shares of such Tenaris S.A. subsidiaries’ capital shares equal to the Exchange Ratio times (x) the number of ordinary shares represented by each Tenaris ADR and (y) the number of shares of such subsidiaries’ capital shares distributed per Tenaris ordinary share. Following the record date for an event described in this paragraph, the Trading Price of Tenaris ADRs will equal the Trading Price of Tenaris ADRs, plus the Trading Price of such subsidiaries’ capital shares times (x) the number of ordinary shares represented by each Tenaris ADR and (y) the number of shares of such subsidiaries’ capital shares distributed per Tenaris ordinary share. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “Dilution Adjustments” will also apply to such subsidiaries’ capital shares if any of the events described in “Dilution Adjustments” occurs with respect to such capital shares.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Tenaris ordinary shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Tenaris S.A.,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•	in the case of any Excess Purchase Payment for which Tenaris S.A. announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Tenaris S.A., or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio, the Initial ADR Price and the Downside Trigger Price will be further adjusted to the Exchange Ratio, the Initial ADR Price and the Downside Trigger Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the ordinary shares, for the purpose of applying any dilution adjustment, means the average Closing Price per Tenaris ordinary share for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the third Trading Day prior to the Stated Maturity Date.

The “Closing Price” of Tenaris ordinary shares (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the ordinary shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the ordinary shares are listed or admitted to trading, (2) if the ordinary shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the ordinary shares are listed or admitted to trading on such exchange), and the ordinary shares are quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the ordinary shares are not quoted on the Nasdaq on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the ordinary shares are quoted on the Nasdaq), the last quoted bid price for the ordinary shares in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the Closing Price of Tenaris ordinary shares cannot be determined by the methods described in (1), (2) or (3) above, then the Closing Price will be the closing sale price or last reported sale price, as the case may be, reported on that date on the principal non-U.S. securities exchange or market on which the security is traded, as determined by the calculation agent, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine, provided, however, that, if the Closing Price of any other security for which a Closing Price must be determined cannot be determined by the methods described in (1), (2) or (3) above and if the security for which a Closing Price must be determined is traded on one or more non-U.S. securities exchanges or markets, then the Closing Price of such security will be the closing sale price, last reported sale price or last quoted bid price, as the case may be, reported on that date on the principal non-U.S. securities exchange or market on which the security is traded, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the third Trading Day prior to the Stated Maturity Date. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or the provisos above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the ordinary shares obtained from as many dealers in such ordinary shares (which may include Citigroup Global Markets Inc. or any of the Company’s other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the ordinary shares trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•	any consolidation or merger of Tenaris S.A., or any surviving entity or subsequent surviving entity of Tenaris S.A., with or into another entity, other than a merger or consolidation in which Tenaris S.A. is the continuing corporation and in which the ordinary shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of Tenaris S.A. or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of Tenaris S.A. or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of Tenaris S.A. or any successor of Tenaris S.A. with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of Tenaris S.A. or any successor of Tenaris S.A.,

the Trading Price of Tenaris ADRs on any Trading Day thereafter up to and including the third Trading Day before the Stated Maturity Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the number of ordinary shares represented by each Tenaris ADR times the sum of:

(1) for any cash received in a Reorganization Event, the amount of cash received per ordinary share,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per ordinary share, as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each ordinary share.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Stated Maturity Date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and the Stated Maturity Date that would have required an adjustment as described above, had it occurred with respect to Tenaris ordinary shares or Tenaris S.A. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If Tenaris ordinary shares have been subject to a Reorganization Event and the Trading Price of Tenaris ADRs on any Trading Day thereafter, up to and including the third Trading Day before the Stated Maturity Date, is less than or equal to the Downside Trigger Price, then each holder of the ELKS will have the right to receive per $10 principal amount of ELKS (i) cash in an amount equal to the Exchange Ratio multiplied by (x) the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (y) the number of ordinary shares represented by each Tenaris ADR and (ii) the number of Marketable Securities received for each ordinary share in the Reorganization Event multiplied by (x) the number of ordinary shares represented by each Tenaris ADR and (y) the Exchange Ratio.

The adjustments described herein assume that each Tenaris ADR will continue to represent, directly or indirectly, ten Tenaris ordinary shares. If the number of ordinary shares represented by an ADR changes, whether in conjunction with one of the foregoing adjustment events or otherwise, then all dilution adjustments relating to the Exchange Ratio, the Initial ADR Price and the Downside Trigger Price will reflect the new ratio of ordinary shares to ADRs. If any of the events described above occurs with respect to Tenaris ADRs and not with respect to or with proportional effect on Tenaris ordinary shares, then the calculation agent will effect the applicable dilution adjustments based on the Trading Price and the outstanding number of Tenaris ADRs.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the new York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

GENERAL

This Note is one of a duly authorized issue of Debt Securities of the Company, issued and to be issued in one or more series under a Senior Debt Indenture, dated as of June 1, 2005 (the “Indenture”), among the Company, the Guarantor, and The Bank of New York, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the holders of the ELKS, and the terms upon which the ELKS are, and are to be, authenticated and delivered.

In case an Event of Default with respect to the ELKS shall have occurred and be continuing, the principal of the ELKS may be declared due and payable in the manner and with the effect provided in the Indenture. In such case, the amount declared due and payable upon any acceleration permitted by the Indenture will be determined by the calculation agent and will be equal to, with respect to this Note, the Maturity Payment calculated as though the Stated Maturity Date of this Note were the date of early repayment. In case of default at the Stated Maturity Date of this Note, this Note shall bear interest, payable upon demand of the beneficial owners of this Note in accordance with the terms of the ELKS, from and after the Stated Maturity Date through the date when payment of such amount has been made or duly provided for, at the rate of 5.5% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, the Guarantor and the rights of the holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the holders of all Debt Securities of such series, to waive compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The holder of this Note may not enforce such holder’s rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, or, failing which, the Guarantor to pay the Maturity Payment with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CITIGROUP FUNDING INC.

By:	/s/ Geoffrey S. Richards
Name: Geoffrey S. Richards Title: Vice President and Assistant Treasurer

Corporate Seal Attest:

By:	/s/ Douglas C. Turnbull
Name: Douglas C. Turnbull Title: Assistant Secretary

Dated April 27, 2006

CERTIFICATE OF AUTHENTICATION This is one of the Notes referred to in the within-mentioned Indenture. The Bank of New York, as Trustee

By:	/s/ Geovanni Barris
Authorized Signatory

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